EXHIBIT 5



                       [VORNADO REALTY TRUST LETTERHEAD]


                                                              May 29, 2002

Mr. Steven Roth
Chairman and CEO
Vornado Realty Trust
888 7th Avenue
New York, NY

Dear Mr. Roth:

         Reference is made to that certain Stock Pledge Agreement, dated December 29, 1992, by Steven Roth and Vornado, Inc. (predecessor-in-interest to Vornado Realty Trust) (the "Stock Pledge Agreement") pursuant to which you granted to Vornado Realty Trust, a security interest in and a pledge and assignment of certain common shares of beneficial interest of Vornado Realty Trust, par value $0.04 per share (the "Common Shares"), owned by you.

         This letter evidences our mutual understanding to release the Common Shares subject to the Stock Pledge Agreement to you, free of all security interests or other encumbrances created by the Stock Pledge Agreement, and for you to pledge options to purchase Common Stock or other satisfactory collateral, subject to the terms and conditions of the Stock Pledge Agreement. Accordingly, this letter agreement, when executed by you and a signed counterpart returned to the undersigned, will modify the Stock Pledge Agreement by deleting the following text in the introductory paragraph of the Stock Pledge Agrement:

          "1,000,000 shares of Common Stock, par value $0.04 of Vornado, Inc. ("Shares"), which are herewith delivered to the Lender."

and replacing it in its entirety with the following:

          "That number of options to purchase common shares of beneficial interest of Vornado Realty Trust, par value $0.04 per share, or other collateral satisfactory to Vornado Realty Trust ("Shares") with a value (such value, in the case of an option to purchase common shares of beneficial interest of Vornado Realty Trust, being the product of
          (i) the difference between the current market value of the common shares of beneficial interest of Vornado Realty Trust underlying such option and the exercise price of such option and (ii) the number of common shares of beneficial interest of Vornado Realty Trust subject to such option) that is not less than two (2) times the value of all then outstanding promissory notes between Vornado Realty Trust and Debtor."


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         This letter agreement shall be construed in accordance with and governed in all respects, including validity, interpretation and effect, by the laws of the State of New Jersey without giving effect to the principles of conflicts of laws thereof. This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Nothing herein shall constitute a waiver of any rights under the Stock Pledge Agreement, and, except as set forth herein, the terms of the Stock Pledge Agreement remain unmodified and in full force and effect.

                                       Very truly yours,

                                       VORNADO REALTY TRUST

                                       By: /s/ MICHAEL D. FASCITELLI
                                           ------------------------------------
                                           Name:  Michael D. Fascitelli
                                           Title: President


Accepted and Agreed To:

/s/ STEVEN ROTH
-----------------------
Steven Roth